Exhibit 99.1

Quantum Technologies Reports 2012 Third Quarter Financial Results

LAKE FOREST, Calif., November 8, 2012 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in alternative fuel systems and clean propulsion technologies for automotive applications, including natural gas, hybrid/electric and hydrogen systems, today reported its results for the third quarter of 2012. Conference call information is provided below.

Financial Presentation

During the third quarter of 2012, we committed to a formal plan to sell our wholly owned subsidiary, Schneider Power Inc. (Schneider Power) and initiated steps to locate a buyer. Schneider Power, an operator and developer of wind farms, represents the entire operations of our Renewable Energy business segment. As a result of our intent to sell the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.

2012 Third Quarter and Nine Months Operating Results

For the third quarter of 2012, consolidated revenues from continuing operations decreased $4.5 million, or 44%, from $10.3 million in the third quarter of 2011, to $5.8 million in the third quarter of 2012, and decreased $7.0 million, or 29%, from $24.1 million in the first nine months of 2011, to $17.1 million in the first nine months of 2012. The decrease in revenue is due to lower contract revenues recognized in 2012, partially offset by increased product shipments related to compressed natural gas (CNG) fuel storage systems.

Our consolidated operating loss from continuing operations for the third quarter increased $0.8 million, or 33%, from $2.4 million in the third quarter of 2011, to $3.2 million in the third quarter of 2012, and our consolidated operating loss for the first nine months of 2012 increased $4.3 million, or 49%, from $8.8 million in 2011, to $13.1 million in 2012.

The $3.2 million operating loss from continuing operations for the third quarter of 2012 represents an improvement of $2.7 million from the operating loss of $5.9 million from continuing operations recognized for the second quarter of 2012, primarily as a result of severance charges taken in the previous quarter that did not occur in the current quarter in addition to lower executive and corporate administrative costs.

Electric Drive & Fuel Systems Segment

Product revenue for our Electric Drive & Fuel Systems segment for the third quarter of 2012 decreased $2.5 million, or 37%, from $6.7 million in the third quarter of 2011, to $4.2 million in the third quarter of 2012, and for the first nine months of 2012 increased $0.7 million, or 6%, from $11.2 million in 2011 to $11.9 million in 2012.

Although product revenues from our light-weight CNG fuel storage tanks and systems increased by $1.8 million, or 92%, during the third quarter of 2012 and increased $5.0 million, or 133%, over the first nine months of 2012 as compared to similar periods in the prior year, these improvements were offset by a reduction in product sales of component shipments to Fisker Automotive in the current year as compared to similar periods in the prior year.

Product revenues generated for CNG fuel storage systems in the third quarter of 2012 of $3.8 million were $1.1 million higher than product revenues from CNG fuel storage systems realized in the second quarter of 2012.

During the first nine months of 2012, we received $14.2 million in new purchase orders for our CNG fuel storage tanks, as compared to $4.3 million of new purchase orders received during the first nine months of 2011, representing a 230% increase in the current year period.

As a result of the significant increase in new purchase orders for our CNG storage systems and our expectations for continued growth, we have implemented a plan to expand tank manufacturing capacity. The planned capacity expansion, anticipated to be completed in 2013, is designed to double our current production capacity by setting up state-of-the art manufacturing lines at a 60,000 sq. ft. building adjacent to our existing 30,000 sq. ft. factory in Lake Forest, California. The scheduled expansion is expected to provide additional capacity starting in the first quarter of calendar 2013 with continued incremental capacity coming on-line throughout the first six months of calendar 2013.

In connection with the planned expansion, we closed on a $3.25 million capital lease financing arrangement, the proceeds of which will be used to fund the purchase of new equipment related to the planned expansion.

Contract revenue decreased $2.0 million, or 56%, from $3.6 million in the third quarter of 2011 to $1.6 million in the third quarter of 2012, and decreased $7.7 million, or 60%, from $12.9 million in the first nine months of 2011 to $5.2 million in the first nine months of 2012. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with OEMs and other customers. The higher contract revenue in 2011 was mainly due to the level of pre-production engineering services that we provided to Fisker Automotive during the first nine months of 2011 prior to and just after its launch of the Fisker Karma vehicle late in calendar 2011. Although we continue to provide engineering services to Fisker Automotive under an existing contract to develop advanced features for the Fisker Karma vehicle, the levels of activity in 2012 have significantly declined compared to those in 2011.

This segment had an operating loss of $1.5 million and $5.3 million in the third quarter and first nine months of 2012, respectively, compared to an operating income of $0.8 million and $0.9 million in the third quarter and first nine months of 2011, respectively.

The decline in operating income for this segment was partially due to an increase in expenses associated with our internally funded engineering programs. The expense for these programs increased $0.7 million in the third quarter of 2012, or 44%, from $1.6 million in the third quarter of 2011, to $2.3 in the third quarter of 2012, and increased $2.7 million in the first nine months of 2012, or 66%, from $4.1 million in 2011, to $6.8 million in 2012. Our internally funded research effort includes hybrid control strategies and proprietary software designed to precisely control hybrid propulsion and vehicle performance along with CNG and hydrogen storage, injection and regulation programs. The increase during the 2012 periods was primarily due to increased engineering activities related to our F-150 PHEV program.

Corporate Segment

Corporate expenses decreased $1.5 million, or 47%, from $3.2 million in the third quarter of 2011 to $1.7 million in the third quarter of 2012, and decreased $1.9 million, or 20%, from $9.7 million in the first nine months of 2011 to $7.8 million in the first nine months of 2012.

The decrease in corporate expenses in the third quarter of the current year is partially attributable to lower executive wages and benefits along with other cost-cutting initiatives implemented in 2012 and partially attributable to an impairment charge of $0.9 million recognized in the prior year period that did not reoccur in the current year period. The decrease in the nine month period of the current year is mainly attributable to a decrease in impairment charges, discussed further below, from $2.6 million in the 2011 period to $1.5 million in the 2012 period.

Included in the nine month period in 2012 are charges consisting of (i) a net charge of $1.0 million associated with separation agreements executed in connection with the May 10, 2012 resignations of our former President and Chief Executive Officer and our former Executive Chairman of the Board, which primarily represents the sum of post-employment scheduled cash payments of $1.4 million to the former executives, as partially offset by the reversal of unvested stock-based awards forfeited and cancelled benefits as a result of their resignations and (ii) a charge of $0.5 million for the impairment of solar related assets recognized at June 30, 2012. Included in the prior year nine month period are charges consisting of (i) a charge of $1.7 million recognized as of June 30, 2011 in connection with our sublease of a 60,000 sq ft facility located in Lake Forest, California and (ii) a charge of $0.9 million as of July 31, 2011 related to impairment of solar related assets.

Renewable Energy Segment – held for sale

The net loss from the operations of the Renewable Energy segment, classified as discontinued operations held for sale, net of taxes, was $0.4 million in third quarter of 2012 and $1.7 million for the first nine months of 2012, respectively, as compared to $0.7 million in third quarter of 2011 and $3.2 million for the first nine months of 2011, respectively.

The net loss reported for discontinued operations held for sale included the recognition of $0.8 million of revenue from energy sales in the first nine months of 2012 as compared to $0.2 million for the first nine months of 2011. Energy sales in 2012 include activities of the 10.0 megawatt Zephyr Wind Farm (Zephyr), which Schneider Power acquired on April 20, 2012. Zephyr began generating revenues under its power purchase agreement beginning on its official commercial operation date of May 15, 2012. The net loss reported for discontinued operations held for sale also included operating expenses of $1.4 million for the first nine months of 2012 as compared to $3.1 million for the first nine months of 2011. Included in operating costs in the prior year nine month period was a $1.0 million impairment charge due to the abandonment of the Spring Bay Wind Farm construction project in January 2011. The operating loss for the first nine months of 2011 and the first nine months of 2012 also includes amortization expense of intangibles of $0.4 million and $0.1 million, respectively. Effective upon the August 9, 2012 reclassification of the assets of this segment as held for sale, the recognition of depreciation and amortization on long-lived assets ceased.

Non-Reporting Segment Results

Interest Expense. Interest expense, net of interest income, amounted to $0.8 million in both the three month periods ended September 30, 2011 and 2012, and amounted to $4.4 million in the nine months ended September 30, 2012 as compared to $2.1 million in the nine months ended September 30, 2011.

Fair Value Adjustments of Derivative Instruments. Our consolidated financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain debt obligations and warrant contracts. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a net gain of less than $0.1 million in the third quarter of 2012 as compared to a net gain of $2.5 million in the third quarter of 2011, and amounted to a gain of $0.1 million in the first nine months of 2012 as compared to a net gain of $6.6 million for the first nine months in 2011.

Gain or Loss on Modification of Debt and Derivative Instruments. We recognized a gain of $0.3 million and $0.6 million for the three and nine months ended September 30, 2012, respectively, in connection with the exchange of certain existing convertible notes with new nonconvertible bridge notes in June and July of 2012. In the three and nine months ended September 30, 2011, we recognized $2.6 million and $4.1 million, respectively, in losses associated with three debt modifications.

Gain (Loss) on Settlement of Debt and Derivative Instruments. During the period from February 13, 2012 through March 9, 2012, we settled a total of $1.3 million of principal due under a promissory note we refer to as “the Consent Fee Term Note” by the issuance of shares of our common stock. As a result of the in-kind debt settlements, we recognized a net charge of $0.1 million in the first nine months of 2012, which represented the difference between the fair values of the shares issued and the debt settled. During the first nine months of 2011, we recognized a net loss of $1.3 million primarily attributed to settlements of debt and derivative instruments with shares of our common stock.

Impairment of Investment in and Advances to Affiliates. Our affiliate, Asola, has experienced recurring losses in the first nine months of calendar 2012 and declining year-over-year revenues. In addition, European-based solar manufacturers continue to experience significant competition from Chinese-based manufacturers that is eroding opportunities for Asola to remain competitive or be a viable enterprise without a significant restructuring of its operations. These continuing trends along with other indicators that emerged during the third quarter of 2012 indicated that a potential “other-than-temporary” decline in value may have occurred. As a result, we performed an assessment as of September 30, 2012 of the recoverability of our prepayments to and our investments in and advances to Asola. Based on our assessment, we (i) recognized an estimated impairment charge of $5.0 million as of September 30, 2012, representing the entire remaining carrying balance of our investment in and advances to Asola, and (ii) determined that no impairment was necessary with respect to cumulative solar cell prepayments that we have provided to Asola to date, which have a carrying value of $3.9 million at September 30, 2012.

Equity in Losses of Affiliates. During the three and nine months ended September 30, 2012, we recognized losses of $0.4 million and $0.8 million, respectively, and during the three and nine months ended September 30, 2011, we recognized losses of $0.2 million and $0.9 million, respectively, representing the net equity in earnings or losses of our affiliates that we account for under the equity method of accounting. The activity in the periods presented is substantially all associated with our equity share of the operating losses of Asola.

Consolidated Net Loss

Our consolidated net loss for the third quarter of 2012 was $9.4 million, compared to a net loss of $3.9 million in the third quarter of 2011, and our consolidated net loss for the first nine months of 2012 was $24.3 million, compared to a net loss of $13.5 million for the first nine months of 2011.

Brian Olson, President and Chief Executive Officer, stated, “We continue to see positive developments and trends within our natural gas business, including revenue growth, strong product margins, product innovation and development, and tank production capacity expansion. We are pleased we were able to secure equipment financing to provide for our expansion which will initially double our production capacity.” Olson continued, “Although there are challenges in the business that we need to work through, I believe we are taking appropriate actions that will make a meaningful and positive difference to the future of this Company.”

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Consolidated Financial Information
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011 (1)	2012	2011 (1)	2012
	(Unaudited)		(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$6,724,244	$4,215,006	$11,184,490	$11,923,508
Contract revenue	3,529,741	1,556,749	12,908,851	5,169,430

Total revenue	10,253,985	5,771,755	24,093,341	17,092,938

Costs and expenses:
Cost of product sales	4,667,721	2,957,154	7,753,901	8,746,208
Research and development	3,828,607	3,270,365	12,338,493	10,610,440
Selling, general and administrative	3,260,342	2,733,940	11,904,286	10,369,398
Impairment of long-lived operating assets	900,000	—	900,000	495,016

Total costs and expenses	12,656,670	8,961,459	32,896,680	30,221,062

Operating loss	(2,402,685)	(3,189,704)	(8,803,339)	(13,128,124)

Interest expense, net	(797,424)	(765,151)	(2,055,473)	(4,390,900)
Fair value adjustments of derivative instruments, net	2,501,000	8,000	6,590,000	134,000
Gain (loss) on modification of debt and derivative instruments, net	(2,550,583)	301,458	(4,063,942)	649,786
Gain (loss) on settlement of debt and derivative instruments, net	262,000	—	(1,273,351)	(95,450)
Impairment of investment in and advances to affiliates	(58,572)	(4,963,035)	(58,572)	(4,963,035)
Equity in losses of affiliates, net	(160,346)	(422,567)	(946,772)	(772,453)
Other	—	—	—	26,467

Loss from operations before income taxes	(3,206,610)	(9,030,999)	(10,611,449)	(22,539,709)

Income tax benefit (expense)	—	—	334,445	(3,200)

Loss from continuing operations	$(3,206,610)	$(9,030,999)	$(10,277,004)	$(22,542,909)
Loss from discontinued operations, net of taxes	(682,925)	(375,960)	(3,174,082)	(1,745,181)

Net loss attributable to stockholders	$(3,889,535)	$(9,406,959)	$(13,451,086)	$(24,288,090)

Per share data - basic and diluted:
Loss from continuing operations	$(0.20)	$(0.19)	$(0.80)	$(0.54)
Loss from discontinued operations	(0.04)	(0.01)	(0.25)	(0.04)

Net loss attributable to stockholders	$(0.25)	$(0.20)	$(1.05)	$(0.58)

Weighted average shares outstanding -basic and diluted	15,758,701	47,812,856	12,820,316	41,565,419

Cash Flow Information (2):
Depreciation, amortization and impairment of long-lived operating assets	1,299,764	328,894	3,141,818	1,593,892
Net cash used in operating activities	(2,202,813)	(3,515,754)	(11,134,775)	(11,161,654)
Net cash provided by (used in) investing activities	(474,567)	(465,814)	16,159	(4,564,748)
Net cash provided by financing activities	702,174	755,574	11,987,986	14,477,967

(1)	The 2011 three and nine month periods are shown for comparative purposes and have been prepared on a pro forma and unaudited basis and include certain estimates.
(2)	The cash flow information includes Schneider Power for all periods presented.

	December 31, 2011	September 30, 2012
	(Audited)	(Unaudited)
Balance Sheet Information:

Continuing Operations:
Cash and cash equivalents	$3,723,128	$2,298,708
Working capital (deficit)	$(1,878,737)	$(2,965,231)
Total assets	$40,590,078	$31,778,580

Derivative instruments:
Current	$953,000	$826,000
Non-current	543,000	273,000

Total	$1,496,000	$1,099,000

Debt obligations, current & non-current:
Principal & accrued interest	$11,458,819	$10,572,379
Debt discounts	(4,033,591)	(1,892,822)

Total	$7,425,228	$8,679,557

Discontinued Operations:
Cash and cash equivalents	$75,053	$250,055
Total assets	$5,846,671	$33,864,568
Total liabilities	$2,332,608	$27,192,672

Total stockholders’ equity	$25,573,412	$19,791,817

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	49,998	49,998
Common stock; $0.02 par value	26,617,369	47,761,119

Total	26,667,367	47,811,117

Financial Results Call Scheduled:

Thursday, November 8th at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).

Conference call number: 706-679-1155, Conference ID # 58185709. An operator will request your name and organization.

For those of you unable to join us for the earnings call, a playback of the call will be available via telephone approximately two hours after the call until November 15th, 2012 at 11:59 p.m. Pacific Time. The number for this service is: 855-859-2056.

The call will also be available on the Company’s Investor Relations web page approximately two hours after the call at: http://www.qtww.com/about/investor_information/conference_calls/index.php

For assistance, please call Bonnie Poyer at 949-399-4536.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the development and production of advanced vehicle propulsion systems, fuel storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes electronic and software controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and other alternative fuel technologies and solutions that enable fuel efficient, low emission, natural gas, hybrid, plug-in hybrid electric and fuel cell vehicles.

Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of natural gas, hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, and specialty vehicles. Quantum’s customer base includes automotive OEMs, fleets, aerospace industry, military and other governmental agencies, and other strategic alliance partners. Quantum’s wholly owned subsidiary, Schneider Power Inc., and affiliate, Asola Solarpower GmbH, complement Quantum’s alternative and renewable energy presence through the development and ownership of wind and solar farms, and the manufacture of high efficiency solar modules for traditional and automotive applications.

Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the USA, Canada, Germany and India.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Examples of forward-looking statements contained in this release include our plans to continue expansion of our CNG production capacity and our expectations of when we will sell Schneider Power and when we will realize the benefits of our cost reduction initiatives and the amount of such benefits so realized. Risk factors include our ability to secure materials and manufacture tanks to meet demand, our customer’s ability to market the natural gas vehicles, the continued availability of low cost shale gas, the decision by fleet managers on whether to purchase natural gas trucks, whether we can effectively implement our planned cost reduction initiatives and whether we will realize the expected benefits of such cost reduction initiatives. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum at http://www.qtww.com/ or you may contact:

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

310-541-6824

©2012 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

25242 Arctic Ocean Drive, Lake Forest, CA 92630

Phone 949-399-4500 Fax 949-399-4600